Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215118) of Eagle Bulk Shipping Inc. of our report dated April 2, 2015, except for the effects of the reverse stock split as discussed in Note 3 to the consolidated financial statements and except for Note 19 to the consolidated financial statements, as to which the date is March 30, 2017 relating to the financial statements for the period from October 16, 2014 to December 31, 2014 (Successor) and of our report dated April 2, 2015 relating to the financial statements for the period from January 1, 2014 to October 15, 2014 (Predecessor) which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

March 30, 2017